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                                                                      EXHIBIT 99

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Reliant Interactive Media Corp.
2701 Noth Rocky Point Drive, Suite 200
Tampa, FL 33607

                             AUDIT COMMITTEE REPORT

The audit committee of Reliant Interactive Media Corp. for the fiscal year ending December 31, 2001 was composed of its Board of Directors, Kevin Harrington, Tim Harrington, Mel Arthur and Karl E. Rodriguez. The Committee recommends to the Board of Directors ratification, the selection of the Corporation's independent accountants.

Management is responsible for Reliant' internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of Reliant' consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that Reliant's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Reliant's independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

Based upon Committee's discussion with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in Reliant's Annual Report on Form 10-K/A for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                        On Behalf of the Audit Committee



/s/ Kevin Harrington                   /s/ Tim Harrington



/s/ Mel Arthur                         /s/ Karl E. Rodriguez


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